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                                                                    Exhibit 99.1


                                [HOLLINGER LOGO]



        HOLLINGER INC., HOLLINGER INTERNATIONAL INC., AND ITS AFFILIATES
                       ANNOUNCE THE COMPLETION OF THE SALE
            OF CANADIAN ASSETS TO CANWEST GLOBAL COMMUNICATIONS CORP.


TORONTO- NOVEMBER 16, 2000: Hollinger Inc. (TSE: HLG.C), Hollinger International Inc. ("Hollinger") (NYSE: HLR), Southam Inc. and Hollinger Canadian Newspapers, Limited Partnership ("Hollinger L.P.") (TSE: HCN.UN) announce that the sale announced on July 31 of Canadian newspaper and related assets to CanWest Global Communications Corp. ("CanWest") (NYSE: CWG; TSE, WSE: CGS.S and CGS.A) has been completed. Included in this sale were:

     o    a 50% interest in the National Post;

     o Hollinger's metropolitan and a large number of its community newspapers in Canada (including the Ottawa Citizen, Vancouver Sun, the Province, the Calgary Herald, the Edmonton Journal, the Montreal Gazette, The Windsor Star, The Regina Leader Post, the Star Phoenix and The Victoria Times-Colonist); and

     o Hollinger's operating Canadian Internet properties including canada.com.


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         The parties made minor modifications to the original terms of the transaction removing from the sale the Southam Magazine and Information Group and two paid dailies in Ontario (The Sarnia Observer and the Chatham Daily
News).

         The aggregate sale price of these properties was approximately CDN $3.2 billion (US $2.1 billion), plus interest and subject to adjustments. The sale and a related transaction resulted in the Hollinger group receiving approximately CDN $1.8 billion (US $1.2 billion) cash, approximately CDN $685 million (US $443 million) in shares of CanWest valued for these purposes at CDN $25.00 per share (representing an approximate 15.1% equity interest and 5.7% voting interest) and subordinated debentures of a holding company in the CanWest group having an aggregate principal amount of approximately CDN $770 million (US $500 million) bearing interest initially at 12 1/8% per annum. Hollinger has applied a portion of its cash proceeds to repay all of its bank debt and certain other debt of approximately CDN $1.5 billion (US $1.0 billion).

         Hollinger L.P. received on closing its pro rata share of the aforesaid sale proceeds (being approximately CDN $1.0 billion) in the form of approximately CDN $560 million cash, approximately CDN $207 million CanWest shares and CDN $235 million principal amount of CanWest subordinated debentures. From its cash proceeds of this sale and the recent sale of Novalis, Hollinger L.P. has established a reserve for sale contingencies and declared a special cash distribution of CDN $3.10 per unit (or approximately CDN $567 million in aggregate) to unitholders of record on November 28, 2000 to be paid on December 1, 2000. Of this amount, 87% or approximately CDN $493 million of the special cash distribution will be received by Hollinger.

         Hollinger's restructuring initiative launched in April of this year has led to a number of sales that have been completed or agreed upon including the asset sale to CanWest, sales of all of the UniMedia properties and sales of all the U.S. community group newspapers (excluding the Chicago Group) generating sale proceeds approaching CDN $4 billion, enabling Hollinger to eliminate its bank debt and dramatically strengthen its balance sheet. The underlying enterprise value of Hollinger's properties has been successfully demonstrated.

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         With respect to the newspaper assets sold to CanWest, Mr. Conrad Black and his associates have entered into a management services agreement until at least December 31, 2001 in order to ensure operating continuity. Hollinger will continue, for at least 5 years, as the managing partner of the jointly-owned National Post.

         In addition to its interests in CanWest, 50% of the National Post and other Canadian newspapers, Hollinger's assets include The Telegraph Group Limited in Britain, the Chicago Sun-Times, The Jerusalem Post, a large number of community newspapers in the Chicago area, the Southam Magazine and Information Group and a substantial portfolio of new media investments. Hollinger L.P. (in which Hollinger has an approximate 87% equity interest) continues to own the UniMedia group in Quebec and a number of community newspapers in Ontario and British Columbia.


Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International with the Securities and Exchange Commission, including in its Prospectus and its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements a s a prediction of actual results.



FOR MORE INFORMATION CONTACT:



JACK A. BOULTBEE                         PETER Y. ATKINSON                      PAUL B. HEALY
Executive Vice-President and             Executive Vice-President               Vice-President
          Chief Financial Officer                  and General Counsel          Hollinger International Inc.
Hollinger Inc.                           Hollinger Inc.
Tel:  (416) 363-8721                     Tel:  (416) 363-8721                   Tel:  (212) 586-5666



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